Exhibit 19

ALLEGIANT TRAVEL COMPANY

INSIDER TRADING POLICY

ALL EMPLOYEES

Adopted on January 28, 2025
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I.PURPOSE
In the course of conducting the business of ALLEGIANT TRAVEL COMPANY (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. Generally, it is illegal and a violation of Company policy to trade in securities of the Company or certain other entities (such as competitors, as well as vendors, suppliers and other business partners of the Company) while you are in possession of material nonpublic information about the Company or that other entity/business partner obtained in the course of your position with the Company.
It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.
The Company’s Board of Directors has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.
II.PERSONS SUBJECT TO THIS POLICY
The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The Company also may determine that other persons, such as contractors or consultants, who have access to material nonpublic information, should be subject to this Policy. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). For additional information regarding post-termination transactions, see section XIII of this Policy.
III.TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions in common stock, preferred stock (if any outstanding), bonds and other debt securities, options to purchase common stock (if applicable), convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.] See the section VII, “Special Transactions – ESPP and Stock Grants” and section VIII, “Gifts of Securities” for further discussion of certain types of securities and transactions.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain other designated employees who have regular access to material nonpublic information about the Company. These individuals are referred to as “Insiders”). These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are considered to be an Insider subject to the Addendum. The Addendum generally prohibits directors and designated employees from trading in Company securities during blackout periods and requires pre-clearance for all transactions in Company securities.
IV.INDIVIDUAL RESPONSIBILITY
Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other Company employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
V.MATERIAL NONPUBLIC INFORMATION
What is Material Information? Under Company policy and United States laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

•earnings announcements or guidance, or changes to previously released announcements or guidance;
•operating results or other unpublished financial results;
•executive management changes;
•expansion or curtailment of operations and business disruptions, including significant route announcements outside of the normal course of business;
•a significant cybersecurity incident or risk, including one that may adversely impact the Company’s business, reputation or share value;
•pending or threatened significant litigation or government action, or the resolution thereof;
•a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
•changes in analyst recommendations or debt ratings;
•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
•changes in control of the Company;
•important business developments, such as developments regarding strategic collaborations;
•significant borrowing or other financing transactions out of the ordinary course, including pending public sales or offerings of debt or equity securities;
•liquidity problems or impending bankruptcy;
•changes in auditors or auditor notification that the Company may no longer rely on an audit report; or
•development of a significant new product, process, or service.
What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless released by the Company in at least one of the following ways:
•publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;
•issuance of press releases via major newswire; or
•disclosure by way of an investor conference call available to the public.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for at least one full trading day following the official release of such information.
Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask our Senior Counsel
VI.“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.
VII.SPECIAL TRANSACTIONS – ESPP AND STOCK GRANTS
The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:
A.Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan for a particular offering period. The trading restrictions do apply, however, to subsequent sales of Company stock purchased under the plan.
B.Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of: (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options.
C.Restricted Stock Awards and Restricted Stock Units. The trading restrictions in this Policy do not apply to the vesting of restricted stock or the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. The trading restrictions do apply, however, to any market sale of restricted stock or sale of Company common stock received upon the settlement of restricted stock units.

D.Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Senior Counsel or the Compensation Committee of the Board of Directors.
VIII.GIFTS OF SECURITIES
Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of material nonpublic information or is subject to a blackout period may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult the Senior Counsel when contemplating a gift, and you are required to obtain pre-clearance of the gift if you are considered an “Insider” subject to the trading restrictions specified in the Addendum.
IX.RULE 10B5-1 TRADING PLANS
Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of material nonpublic information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.
The following requirements apply to all Rule 10b5-1 Plans:
A.Prior Approval. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Senior Counsel for his approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. In addition, prior approval is required for any amendment or early termination of an effective Rule 10b5-1 Plan.
B.Entry into a Plan. A director or employee may enter into a Rule 10b5-1 Plan only at a time when he or she is not in possession of material nonpublic information regarding the Company or its securities and, if subject to blackout periods, only when the trading window is open. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material nonpublic information about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
C.Waiting Period. The waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1. Under Rule 10b5-1, plans established by Section 16 Insiders must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted that discloses the Company’s financial results (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan). For all other individuals, the waiting period must be at least 30 days from adoption of the plan.
D.Duration. All Rule 10b5-1 Plans must have a duration of no more than two years.
E.Single Transaction. Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.
F.Amendments. Amendments to Rule 10b5-1 Plans will be permitted only at a time when: (i) the director or employee is not in possession of material nonpublic information and (ii) the trading window is open (if applicable) under the Insider Trading Policy. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.
G.Termination. A Rule 10b5-1 Plan may be terminated at any time upon notification to and advance approval of the Senior Counsel. However, terminating a Rule 10b5-1 Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.
H.Outside Trades. Adoption of a Rule 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with the Insider Trading Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.
X.SAFEGUARDING CONFIDENTIAL INFORMATION
If material information relating to the Company or its business is considered nonpublic, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes.

•Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
•Do not share your computer or other account IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. [Use Company-authorized encryption software to protect confidential electronic communications.]
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to the Company.
XI.RESPONDING TO REQUESTS FOR INFORMATION
You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization from the Corporate Communications Department. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.
•Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Managing Director of Investor Relations.
•Refer requests for information regarding the Company from the media or press to the Company’s Investor Relations or Corporate Communications Department.
•Refer requests for information from the SEC or other regulators to the Senior Counsel.
XII.REPORTING VIOLATIONS/SEEKING ADVICE
You should refer suspected violations of this Policy to the Senior Counsel or through the reporting procedures set forth in the Company’s Code of Conduct and Ethics. In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or

•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Senior Counsel. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.
XIII.POST-TERMINATION TRANSACTIONS
This Policy, and the Addendum, continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the Senior Counsel. Although the pre-clearance procedures specified in the Addendum will cease to apply upon termination of service, individuals subject to a quarterly blackout period at the time of termination of service may not trade in Company securities until after the end of the blackout period.
XIV.PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY
In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2.6 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.
Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates certain provisions of the U.S. federal securities laws may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
XV.INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS POLICY.

The Senior Counsel (or such other person who may have been designated by the Board) shall have the authority to interpret and update this Policy as questions or developments arise. In particular, such interpretations and updates to this Policy, as authorized by the Senior Counsel, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Senior Counsel or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or the securities laws.

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ALLEGIANT TRAVEL COMPANY

ADDENDUM TO
INSIDER TRADING POLICY
APPLICABLE TO INSIDERS
1.INTRODUCTION
This Addendum explains requirements and procedures, which apply to all Board members and executive officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) as well as certain other designated employees/positions of Allegiant Travel Company (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company’s general Insider Trading Policy applicable to all employees (the “Policy”). The positions of the persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other individuals or positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Addendum applies to all Company securities which you hold or may acquire in the future.
Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Senior Counsel.
2.PRE-CLEARANCE PROCEDURES
Those subject to this Addendum, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Senior Counsel. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within one week of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s Senior Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.
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Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Company’s Insider Trading Policy. Pre-clearance also is not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in section VII of the Policy.
3.BLACKOUT PERIODS
Those individuals subject to this Addendum (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy).
Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities EXCEPT DURING THE OPEN WINDOW PERIOD which begins on the second day after the release of earnings for the previous quarter and ends on the 30th day after the window opens.
Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Senior Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Senior Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.
4.PROHIBITED TRANSACTIONS
Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:
Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of
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the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
5.REPORTING AND FORM FILING REQUIREMENTS – REPORTING BOARD MEMBERS AND EXECUTIVE OFFICERS ONLY
Under Section 16(a) of the Exchange Act, directors and officers of the Company, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.
A.Forms 3, 4 and 5
The Senior Counsel will assist Directors and officers in preparing and filing the following Section 16 reports but each individual director and officer is responsible for the timing and contents of his or her reports:
•Form 3, Initial Beneficial Ownership Statement. A person who becomes a director or officer of the Company must file a Form 3 within 10 calendar days of becoming a director or officer, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.
•Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a director or officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern time, on the second business day following any transaction by that person, whether directly or indirectly, in Company equity securities. There are exceptions to this requirement for acquisitions from gifts (but not dispositions by gifts) and a very limited class of employee benefit plan transactions.
•Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or officer of the Company during any part of the Company’s fiscal year to report:
‒all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5;
‒all transactions that should have been reported during the last fiscal year but were not; and
‒with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.
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A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year (that is, by February 14), or the first business day thereafter. Common types of transactions reportable on Form 5 include acquisitions from gifts (but not dispositions by gifts) and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.
B.Indirect Ownership by Related Insiders
The reports described above must also reflect any indirect ownership by directors and officers, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the director’s officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.
Any questions concerning whether a particular transaction will necessitate filing of one of these forms, or how or when they should be completed should be asked of the Company’s Senior Counsel, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and officers.
C.Reporting Exemptions for Certain Employee Benefit Plan Transactions
Rule 16b-3 under the Exchange Act provides exemptions for director and officer reporting of certain employee benefit plan events on Forms 4 and 5.
A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.
The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations.
D.Effect of 10b5-1 Trading Plan
Each Section 16 Insider understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan. In addition, each Section 16 Insider must agree to
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cooperate with the Company in any reporting of the Rule 10b5-1 Plan in the Company’s SEC filings.

6.SHORT-SWING TRADING PROFITS AND SHORT SALES – REPORTING BOARD MEMBERS AND EXECUTIVE OFFICERS ONLY
A.Short-Swing Trading Profits
In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the reporting requirements described above.)
“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities.
B.Short-Swing Exemptions for Employee Benefit Plan Transactions
As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine whether a director or officer has realized profit subject to the short-swing profit rule described above, but Rule 16b-3 creates an exemption for, or permits the Company’s board of directors or a qualifying committee to exempt, certain transactions between (i) a director or officer and (ii) the Company or certain benefit plans sponsored by the Company.
Under this rule, certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.
The Company’s 2022 Long-term Incentive Plan meets these requirements, and therefore an ordinary-course acquisition of equity securities under any of them generally speaking is not treated as a “purchase” subject to the short-swing profit rule.
7.LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES - – REPORTING BOARD MEMBERS AND EXECUTIVE OFFICERS ONLY
The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain executive officers who are (or were within the prior 90 days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144
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applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).
The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:
A.Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.
B.Manner of sale. The sale of Company shares by a director or officer must be made in one of the following manners:
(i)in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)to a market maker at the price held out by the market maker; or
(iii)in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.
Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see Paragraph D below)), so it is important to speak with your broker prior to any sale.
Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.
C.Number of shares which may be sold.
Equity Securities. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)1% of the outstanding shares of the same class of the Company; or
(ii)the average weekly reported trading volume in the four calendar weeks preceding the transactions.
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Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(ii)10% of the principal amount of the tranche of debt securities.
D.Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities. The broker will often handle these notices for you, but you should confirm that they will do so.
E.Holding periods. Any restricted securities must be held for six months prior to reselling such securities. In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.
8.PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY
The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
9.QUESTIONS
Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Senior Counsel if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Company Policy.
10.ACKNOWLEDGEMENT
All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum.
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SCHEDULE A

“Section 16 Insiders”
Board of Directors
Chief Executive Officer
Chief Financial Officer
Chief Operating Officer
Chief Commercial Officer
Principal Accounting Officer

Other Designated Insider Positions
All Vice Presidents and Above
All Directors and above in the following departments: Accounting, FP&A, Finance
Legal Employees
Financial reporting team in accounting department

ACKNOWLEDGMENT FORM
I have read and understand the Allegiant Travel Company Insider Trading Policy and the Addendum thereto applicable to directors, officers and certain designated employees (collectively, the “Insider Trading Policy”). I agree to comply fully with the policies and procedures contained in the Insider Trading Policy for as long as I am subject to this Policy. If I am an employee of Allegiant Travel Company, I acknowledge that the Insider Trading Policy is a statement of policies and procedures and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date